EXHIBIT 5.1

                              Guzik & Associates
                      1800 Century Park East, Fifth Floor
                             Los Angeles CA 90067
                                (310) 788-8600

                               February 24, 2000

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have acted as counsel to Private Media Group, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing by the Company of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to (1) the offering and sale from time to time of up to 1,200,000 shares (the "Option Plan Shares") of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the Private Media Group, Inc. 1999 Employee Stock Option Plan (the "Stock Option Plan"), and (2) the reoffering and resale from time to time of the Option Plan Shares, by and for the account of the Selling Stockholders (the "Controlling Stockholders") named in the reoffering prospectus (the "Prospectus") contained in the Registration Statement, of the Option Plan Shares.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and Bylaws, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Option Plan Shares have been duly authorized, and, when issued and delivered pursuant to and in accordance with the terms and conditions of the Stock Option Plan, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus contained therein.

                      Very truly yours,


                      /s/ Guzik & Associates